Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	LHA
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Transfers Ceplene Responsibilities in European Union and Sells License Rights to
Meda

Only Territory Already Licensed to Meda Affected

TARRYTOWN, N.Y. (June 19, 2012) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) today announced that it has sold all of its rights to Ceplene® in the territories previously licensed to Meda AB, and a portion of its remaining Ceplene® inventory, to Meda for approximately $2.6 million in cash and the assumption of EpiCept’s ongoing responsibilities related to the manufacture and maintenance of the marketing authorization of Ceplene® in the European Union. The cash received from this transaction together with the savings from future expenses, after making a partial prepayment on EpiCept’s existing term loan with MidCap Financial LLC of approximately $0.8 million, will enable EpiCept to operate into the fourth quarter 2012 without further financing.

Under the terms of the transaction, Meda has as of the closing date assumed responsibility for the manufacturing of Ceplene® in the territories previously licensed to Meda and will absorb all of the remaining expenses relating to the post-approval clinical study of Ceplene® that is required by the European Medicines Agency (EMA). EpiCept has also agreed to relinquish all future milestone payments and royalty on future sales of Ceplene® by Meda. In conjunction with the closing of this transaction EpiCept will close its EpiCept GmbH facility in Munich, Germany.

Jack Talley, President and CEO of EpiCept, commented, “This transaction is important to EpiCept because it strengthens our liquidity position, saves capital by eliminating our ongoing financial commitment to Ceplene® in Europe, and allows us to focus resources on our other products in development, notably AmiKet™. We are pleased that we have been able to complete this transaction and look forward to working closely with Meda in the transitioning efforts.”

EpiCept maintains full ownership of Ceplene® in those countries not previously licensed to Meda, including all of North and South America. The Company’s agreement with Megapharm Ltd. for the sales of Ceplene® in Israel is not a part of the transaction.

SunTrust Robinson Humphrey, Inc. acted as financial adviser to EpiCept in this transaction. EpiCept engaged SunTrust Robinson Humphrey, Inc. in January 2012 to assist in exploring strategic alternatives to maximize the commercial opportunity of AmiKet™ for the treatment of CIPN following taxane-based therapy. The sale of licensed Ceplene® rights to Meda provides additional liquidity to the Company’s operations and may enhance EpiCept’s ability to finalize a transaction with potential acquirers or with investors or licensors of AmiKet™.

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company’s lead oncology product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

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